Exhibit 99.1
1811 Bering Drive, Suite 200 Houston, Texas 77057

Company Contact: Jon C. Biro Phone: 713-351-4100 Fax: 713-335-2222 www.icopolymers.com

ICO, Inc. Announces Settlement of Dispute
With National Oilwell Varco, Inc.

HOUSTON, TEXAS, November 22, 2006 - ICO, Inc. (Nasdaq GM: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced that it has entered into an agreement settling all of the pending indemnity claims asserted by National Oilwell Varco, Inc., formerly Varco International, Inc. (“NOV”) relating to NOV’s purchase of substantially all of ICO’s oilfield services business on September 6, 2002. In exchange for a complete release of claims and indemnity agreement, ICO has agreed to a $7.5 million payment consisting of: a cash payment of approximately $1.1 million; release to NOV of the approximately $5.4 million currently held in escrow; and a $1.0 million note payable in one year. The funds in escrow were set aside on September 6, 2002, and consist of $5.0 million of the sale proceeds plus interest. As a result of the settlement, ICO will recognize a pre-tax charge through discontinued operations of $2.1 million ($1.4 million after taxes) during its fiscal fourth quarter ended September 30, 2006.

Pursuant to the settlement agreement, ICO is absolved of and shall be indemnified for NOV’s indemnity claims previously asserted, as well as specified future environmental liabilities relating to the properties transferred to NOV and its affiliates; however, except as set forth in the settlement agreement, ICO continues to be responsible for Excluded Liabilities as defined in the Purchase Agreement dated July 2, 2002 pursuant to which ICO sold the business to NOV. ICO is seeking recovery of a portion of the settlement payment from one of its insurers; however, such recovery cannot be assured.

About ICO, Inc.

With 18 locations in 9 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.